Exhibit 10.1

                             DISTRIBUTION AGREEMENT

      THIS AGREEMENT is made as of May 1, 2001, between EP MedSystems Inc., a New Jersey corporation (the "EPMD"), and Fischer Imaging, Inc., a Colorado corporation ("Supplier").

                                    RECITALS:

      A. Supplier is in the business of manufacturing, installing and servicing fluoroscopy machines.

      B. EPMD is in the business of marketing specialty cardiology products into the cardiac electrophysiology market.

      C. Supplier and EPMD desire to enter a supply agreement with an exclusive and non exclusive arrangement for both parties, for the supply of product as specified in Exhibit A (the "Product").

      NOW, THEREFORE, in consideration of the terms and provisions of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Supplier and EPMD agree as follows:

      1. SUPPLY OF PRODUCTS

            1.1 Supply of Product. During the Term of this agreement (as defined in Section 6.1), Supplier will supply EPMD with all of the product required by EPMD. EPMD will maintain ownership either through purchase or lease arrangement, one biplane system at all times during this agreement.

            1.2 Forecasts. EPMD shall provide Supplier on a quarterly basis a rolling annual forecast by quarter of its requirements for Products, due by the first day of the first month of each quarter. The forecasts contain EPMD's best estimate of requirements for the Products. Products will be ordered by EPMD by the issuance of separately written purchase orders. Purchase orders will designate the desired quantities of the Products, delivery dates and destinations, and will be submitted at least 90 days prior to the shipment date specified. All sales of Products by Supplier to EPMD are subject to the provisions of this Agreement and are not subject to the terms and conditions contained in any purchase order of EPMD or confirmation of supplier, except insofar as a purchase order or confirmation establishes the quantity and shipment date for each order of Products involved.

            1.3 Product Discontinuance; Changes; Delays.

                  (a) Product Discontinuance. If, during the term of this
            Agreement, Supplier determines that it will cease production of any of the

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            Products, Supplier will provide to EPMD at least three months prior written notice of such discontinuance and will attempt to offer EPMD a replacement therefor from its then existing product line (if there is one, as a successor to the Product). Supplier is under no obligation to produce Products beyond the term of this Agreement. If the replacement is unacceptable to EPMD, then EPMD shall be relieved of any obligation to buy such discontinued or replacement Products under this Agreement after the date as of which Supplier ceases production of such products. Notwithstanding the foregoing, the parties acknowledge that Supplier's replacement of any Product with an upgrade, next-generation, successor, or similar modification of such Product shall not be considered a product discontinuance hereunder.

                  (b) Changes. The final specifications for materials,
            components, packaging, labeling, finished product and manufacturing controls and other requirements (the "Specifications") for each of the Products will be agreed upon in writing by Supplier and EPMD. Supplier shall not make changes in the Specifications, testing methods, manufacturing processes or equipment used to manufacture the Products, including without limitation any changes in the quality, method of manufacture, or materials used in the assembly, manufacture and supply of the Products, without EPMD's prior written consent, which consent shall not be unreasonably withheld.

            1.4 Installation. Sales shall be, net 30 day, 75% FOB origin 25% due after installation at EPMD's customer's facility. Full installation and all such costs, including shipping costs, shall be borne by Supplier.

            1.5 Modification of Purchase Orders. No accepted purchase order shall be modified or canceled without the prior written consent of both parties.

            1.6 Inspection of Installed Product by EPMD. EPMD shall have the right to inspect installed Products within 30 days after their installation or EPMD shall promptly notify and Supplier of any nonconforming Product. EPMD shall provide Supplier with a written description of any nonconformance to specifications. Supplier shall verify the nonconformance and shall credit the invoice for the nonconforming Product and promptly act to comply with its warranty,

            1.7 Exclusions. Supplier shall not be required to supply Products:

                  (a) to the extent and only during the period that the failure to supply the Products arises from or is incident to unforeseen causes beyond its control not resulting from Supplier's fault or negligence, including but not limited to acts of a public enemy, government, or God (a "force majeure"); or


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                  (b) if a claim of patent infringement is made against Supplier or EPMD on the Products; or

                  (c) if EPMD initiates a United States Food and Drug
            Administration ("FDA") regulatory action, such as a recall or field action, related to the use of the Products, or if Supplier becomes aware of information that reasonable scientists would believe to call into question the safety of the use of Products.

            1.8 Records and Recall. Supplier and EPMD shall each maintain complete and accurate inventory and sale records for all Products in sufficient detail to enable Supplier to conduct an effective recall of Products if Supplier determines that such a recall is required or otherwise necessary or appropriate. In the event of a recall of any of the Products, EPMD will cooperate with and assist Supplier in effecting such recall.

            1.9 Exhibit C contains additional supply convenants hereby agreed to in an effort to confirm the supply to regulatory and quality standards.

            1.10 Sales & Marketing Support. Supplier will provide to EPMD all pertinent information regarding the products listed in Exhibit A. This would include any sales/marketing literature, specification sheets, user guides or similar information that could be of value to EPMD's sales process. Supplier will turn over to EPMD sales leads which it may have from time to time.

            1.11 National Accounts. Supplier and EPMD will cooperate for the purpose of adding either Suppliers or EPMD's products to current or future national buying group contracts.

            1.12 Product Training. Supplier will provide technical and sales training to EPMD personnel either at Suppliers location or at a mutually agreed upon site. Basic troubleshooting will be included in this training. EPMD shall compensate supplier for expenses and a reasonable hourly rate for such services.

      2. PRICING AND PAYMENT

            2.1 Pricing. Supplier shall sell to EPMD the Products at the prices set forth on Exhibit A. Prior to any automatic renewal the prices will be subject to change and subject to mutual agreement. Supplier will notify EPMD at least 90 days in advance of any such price changes.

            2.2 Payment. Supplier shall invoice EPMD pursuant to section 1.4. All such invoices shall be due and payable in full within 30 days after invoice date. In the event that any invoice is not paid in full by EPMD within a 60-day period, finance charges will be assessed on the outstanding amount at the rate of one percent (1%) per month (12 percent per year).

      3. USE OF PRODUCTS


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            3.1 Labeling; Use. EPMD warrants and represents that it shall label, promote and sell the Products only as advised by Supplier. Such labeling shall be consistent, when applicable and to the extent feasible, with the intended use of the product. EPMD shall monitor its customers' use, and the sales of Products by its sales representatives and distributors, in a reasonable manner to ensure that Products purchased by it hereunder are used as labeled and in a safe manner and only for the field of cardiology. In no event will EPMD knowingly permit use of the Products other than for the treatment of cardiology disorders or in any manner not approved by the appropriate regulatory agency, including the FDA.

            3.2 Regulatory Approvals. Supplier, subject to the approval of EPMD, shall be responsible for all submissions to appropriate regulatory agencies for obtaining regulatory approval for use of the Products sold by it hereunder. This includes, and is not limited to, the initial submission of the specification and uses of the Product to the appropriate regulatory agency and required reporting for any problems or concerns with the Products.

            3.3 Product Safety. EPMD and Supplier shall have shared responsibility for the safety and efficacy of the Products for their intended use. EPMD and Supplier represents that they will have in place sufficient systems to assure that its products will be safe in the use for which they are intended. Each party shall have the right to audit the quality procedures of the other party at reasonable times within normal business hours of the other party in order to assure that its products are being manufactured in a system of sufficient quality to assure safety.

      4. WARRANTY

            4.1 Warranty. Supplier warrants the Products sold by it hereunder in accordance with the standard Limited Warranty supplied with each of the Products, as set forth on Exhibit B. As the Products sold by Supplier hereunder may change from time to time, the corresponding warranties may change, but Supplier shall at all times supply to EPMD a warranty for each of the Products that is not less than the warranties given to Supplier's other customers for similar Products. In addition to the warranties set forth on Exhibit B, Supplier represents and warrants to EPMD that all Products sold and delivered to EPMD under this Agreement will be manufactured in accordance with FDA Good Manufacturing Practices and Supplier's ISO-9001 certifications, and that continually during the term of this Agreement no Products delivered by Supplier to EPMD shall be adulterated or misbranded at the time of delivery within the meaning of the U.S. Food, Drug and Cosmetic Act and regulations thereunder.

            4.2 Remedies. EPMD's remedy and Supplier's obligation and liability under these warranties shall include the correction of any such defect in the Products or, at Supplier's option, the provision of replacement Products to EPMD at Supplier's expense during the specified warranty period. SUPPLIER SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTIAL,


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      PUNITIVE OR CONSEQUENTIAL DAMAGES WHETHER BASED ON CONTRACT OR TORT, OR
      OTHER LEGAL THEORY ARISING OUT OF THE SALE, INSTALLATION, SERVICE OR USE OF THE PRODUCT. THE SUPPLIER NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR IT ANY OTHER LIABILITY IN CONNECTION WITH THE SALE, INSTALLATION, SERVICE OR USE OF ITS PRODUCTS.

      5. INDEMNIFICATION

            5.1 EPMD Indemnification. EPMD shall indemnify, demand and hold harmless Supplier and its affiliates, directors, officers, employees, and agents and their respective successors, heirs, and assigns against any liability, damage, loss or expense imposed upon Supplier in connection with any claims, suits, actions, demands, or judgments arising out of, but only to the proportional extent caused by, negligence or fault by EPMD or any violation of laws or regulations by EPMD in connection with the transactions contemplated hereby.

            5.2 Supplier Indemnification. Supplier shall indemnify, defend and hold harmless EPMD and its affiliates, directors, officers, employees, and agents and their respective successors, heirs, and assigns against any liability, damage, loss or expense imposed upon EPMD in conjunction with any claims, suits, actions, demands, or judgments arising out of, but only to the proportional extent caused by, negligence or fault by Supplier or any violation of laws or regulations by Supplier in connection with the transactions contemplated hereby.

            5.3 Intellectual Property Protection. Supplier represents and warrants that it has obtained all necessary intellectual property protection to use and sell the Products under this supply agreement. Supplier shall indemnify, defend and hold harmless Supplier against any claims, damages, suits or judgments related to patent infringement arising out of the use or sale of Products.

            5.4 Insurance. Supplier shall maintain product liability insurance to cover its product liability arising as a result of the sale of Product to EPMD's customers, with coverage of not less than $5,000,000 per occurrence. Upon request, Supplier shall provide evidence of such insurance to EPMD.

      6. TERM AND TERMINATION

            6.1 Term. The term of this Agreement shall begin upon the execution of this agreement. The Term shall continue for a (1) year period, but subject to automatic renewal of the Nonexclusive Term for successive one-year periods unless either party terminates this Agreement by notice in writing to the other at least 60 days prior to the end of the initial Nonexclusive Term or any such one-year renewal thereof.

            6.2 Default. Either party may terminate this Agreement by giving the other party at least 30 days' written notice if the other party has materially


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      defaulted under this Agreement and fails to cure such material default within 30 days after notice of the default.

            6.3 Termination. Notwithstanding the provisions of Sections 6.1 and
      6.2 above, this Agreement may be terminated by either party at any time by giving notice in writing to the other party, if (1) the other party becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership or otherwise loses legal control of its business; or (ii) the Products become the subject of any (a) material safety alert, (b) material advisory or recall by Supplier or by any regulatory agency, or (c) material civil legal action (e.g., class action) regarding product liability that is not dismissed within 60 days and with respect to which it is reasonably probable that a material amount of damages and/or remedial action will be required with respect to the Products.

      7. MISCELLANEOUS

            7.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Without the prior written consent of the other party neither party, may assign this Agreement or its rights hereunder; provided, however, that, without such consent, either party may assign this Agreement to an Affiliate of that party or to a business organization that shall succeed to the business and assets of that party.

            7.2 Notices. All notices required or permitted hereby to be sent by one party to the other shall be in writing and sent by reputable express delivery service or by certified mail.

            7.3 Entire Agreement. If the terms and provisions of any purchase order or any other communication from a party respecting this Agreement are in conflict, this Agreement shall be deemed controlling. This Agreement may not be changed or modified except by an instrument in writing executed by both parties stating that it is an amendment hereto.

            7.4 No Joint Venture. Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, agency, or similar endeavor between the parties hereto. Each party shall act solely as an independent contractor, and neither party shall have any power or authority to directly or indirectly bind or act on behalf of the other.

            7.5 Arbitration. Any dispute arising out of or relating to this Agreement, including the formation, interpretation or alleged breach hereof, shall be submitted, at the initiative of either party, to arbitration in Denver Colorado before a single arbitrator in accordance with the Rules of the American Arbitration Association. The results of such arbitration proceedings shall be binding upon the parties hereto, and judgment may entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing,


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      either party may seek interim injunctive relief from any court of competent jurisdiction.

            7.6 Governing Law. The formation, legality, validity, enforceability and interpretation of this Agreement shall be governed by the laws of the State of CO, USA without giving effect to the principles of conflict of laws; provided, however, that nothing in CO, USA procedural law shall be deemed to alter or affect the applicability of the Federal Arbitration Act as governing arbitration of disputes as provided in Section 7.5, and provided, further, that no CO, USA laws or rules of arbitration shall be applicable.

            7.7 Right of First Refusal. During the term of this Agreement, EPMD shall have a right of first refusal surrounding the sale of the Bloom Stimulator product line by Supplier. Should Supplier have a bonafide third party offer to purchase such product Supplier shall notify EPMD and EPMD shall have 30 days to respond and match such offer in substantially similar terms. This right shall expire if no response is made within the 30 day period.

      ACCORDINGLY, the parties have duly executed this Agreement as of the day and year first above written.

                                        FISCHER IMAGING

                                        By: s/ Louis Rivelli

                                        Its:


                                        EP MEDSYSTEMS, INC.

                                        By: s/ David A. Jenkins

                                        Its: President


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                                    EXHIBIT A

                           LIST OF PRODUCTS AND PRICES

      Exclusive Products

      EPX - Single Plane         [confidential treatment requested]
      EPX2 - Bi Plane

      Non Exclusive Products

      Bloom 4-channel stimulator
          Current Model

      Any other Fischer EP Products including tables and options at [confidential treatment requested] off list.

      Payment Terms for the Bloom shall be separate and distinct from the fluoroscopy products.

      Bloom terms are FOB shipping point, 30 days net from shipment date.

      Service Agreements

            Any extended service agreement sold by EPMD will be split evenly in dollars between the Supplier and EPMD.


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                                    EXHIBIT B

                        FISCHER IMAGING PRODUCT WARRANTY

                   Fischer Imaging Corporation (the "Company")

                Contract for Sale of Goods - Terms and Conditions

Warranties - Parts manufactured by the Company are warranted to be free of defects in material and workmanship for specified periods. Components not manufactured by the Company generally carry warranties provided by their manufacturer, which may differ from those offered by the Company. Unless there is evidence of misuse, abuse, or unauthorized alteration or repair, as determined by the Company in its sole discretion, if a failure occurs within the warranty period, the Company will repair or replace, at its option, the defective item without cost, provided that prompt written notice is given within the warranty period. The Company's obligation is limited to repair or replacement and may, where appropriate, be conditioned on parts being returned under applicable return procedures. The Company reserves the right to use refurbished or reconditioned parts, to accomplish warranty repairs. This warranty does not apply to perishable and consumable materials and is effective only with respect to the original purchase and only where installation and/or service has been performed by the Company or an authorized dealer. Responsibility for damage during installation is limited to Company-provided installation services.

      THIS WARRANTY IS STRICTLY LIMITED TO THE TERMS HEREIN. NO OTHER EXPRESS WARRANTIES OR REMEDIES SHALL BE BINDING ON THE COMPANY. THE COMPANY SHALL NOT BE LIABLE FOR CONSEQUENTIAL DAMAGES UNDER ANY WARRANTIES, EXPRESS OR IMPLIED. NO OTHER WARRANTY IS EXPRESSED OR IMPLIED. THE COMPANY EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


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                                    EXHIBIT C

                  Intentionally left blank at time of signing.


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                                    EXHIBIT D

Throughout the course of this agreement, both parties agree to maintain a Product Manager dedicated to the EP Systems business. These individuals will interface and represent the focal point for all sales, service and customer-related issues.

                                        s/ Louis Rivelli

                                        Fischer Imaging, Inc.


                                        s/ David A. Jenkins

                                        EP MedSystems, Inc.


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